EXHIBIT 99.1

NASDAQ- NSIT	FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 30, 2003, 4PM ET

INSIGHT ENTERPRISES, INC. REPORTS THIRD QUARTER RESULTS

Net Sales of $730 Million and Diluted Earnings Per Share of $0.22

TEMPE, Ariz. – October 30, 2003 – Insight Enterprises, Inc. (Nasdaq: NSIT) (the “Company”) today reported net sales and net earnings for the three and nine months ended September 30, 2003.

“I am pleased to report sequential growth in net sales and net earnings for the third quarter, and that we have deployed our new Maximus system across a large portion of Insight’s U.S. operation,” said Timothy A. Crown, chief executive officer. “The final phase of our systems integration process during Q4 will be focused on migrating our Tempe-based small- to medium-sized business and corporate sales account executives onto Maximus, including the new Account Representative User Interface, migrating their customers to our newly-designed Insight.com website, implementing the virtual sourcing module and completing month-end accounting processes on the new Maximus system.” Mr. Crown added, “We expect the system conversion will be completed on schedule by the end of the year. As we enter 2004, our systems and people will be better equipped to serve the technology needs of business and public sector customers than ever before.”

Net sales for the quarter ended September 30, 2003 decreased 15% to $729.6 million from $854.0 million in the same period in 2002. Net sales for the nine months ended September 30, 2003 increased 2% to $2,166.3 million from $2,119.0 for the nine months ended September 30, 2002. Net earnings and diluted earnings per share for the third quarter of 2003 were $10.6 million and $0.22, respectively, compared to third quarter 2002 net earnings of $10.1 million and diluted earnings per share of $0.22. Net earnings and diluted earnings per share for the nine months ended September 30, 2003 were $25.8 million and $0.55 respectively, compared with net earnings of $35.3 million and diluted earnings per share of $0.78 for the nine months ended September 30, 2002. Operating results include the operations of an acquisition after April 25, 2002.

The Company’s effective tax rates for the three months ended September 30, 2003 and 2002 were 33.6% and 40.5%, respectively. The effective tax rate decreased due to the realization of a tax benefit relating to a UK foreign currency exchange loss in conjunction with an intercompany debt-to-equity conversion, increases in net earnings in the Company’s United Kingdom operations, which are taxed at lower rates than the United States, and a reduction in Canadian tax rates. Excluding the $552,426 tax savings from the UK foreign currency exchange loss, the Company’s effective tax rate for the three months ended September 30, 2003 was 37.0%.

Working capital as of September 30, 2003 was $211.7 million compared to $158.5 million as of September 30, 2002. Annualized inventory turns, excluding inventories not available for sale, were 34 times for the third quarter of 2003 compared to 44 times for the third quarter of 2002. The decrease in annualized inventory turns resulted from a planned reduction in the percentage of direct shipments and a corresponding increase in inventories, increases in opportunistic purchases and changes in a manufacturer’s buying programs. The $10.4 million of inventories not available for sale represents inventories segregated pursuant to binding customer contracts, which will be recorded as net sales when the criteria for sales recognition are met. Days sales outstanding in ending accounts receivable (“DSOs”) were 46 for the third quarter of 2003 compared to 44 for the third quarter of 2002. DSOs increased in the third quarter of 2003 due to the expanded collection of sales tax in the United States effective September 1, 2003, which is included in accounts receivable but not net sales, and a higher percentage of the quarter’s sales being made in the last month of the quarter. Cash flows from operations for the nine months ended September 30, 2003 and 2002 were $95.8 million and $53.0 million, respectively. Cash flows from operations for the nine months ended September 30, 2003 resulted primarily from net earnings before depreciation, a decrease in accounts receivable and a decrease in other current assets. The decrease in accounts receivable is primarily due to reduced sales compared to the prior year period. The decrease in other current assets is due primarily to the return of a refundable deposit paid in connection with the termination of prior financing arrangements at the end of 2002. The Company’s outstanding balance under short-term financing arrangements was reduced to $10.0 million at September 30, 2003 from $91.2 million at December 31, 2002 due to strong cash flow from operations. At September 30, 2003, the Company had $30.2 million in cash. On October 29, 2003, the Company paid off approximately $11.9 million of mortgages, with interest rates ranging from 7.15% to 8.02%, with borrowings from existing financing arrangements. Prepayment penalties of $628,000 were also paid and capitalized loan origination fees of $173,000 were written off. Both amounts will be recorded as non-operating expense during the fourth quarter. Based on

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q3 2003 Results, Page 2	October 30, 2003

the current interest rates under the Company’s financing arrangements, the expected interest expense savings will exceed the prepayment penalties in less than one year.

The Company is a leading provider of IT products and services to businesses in the United States, Canada and the United Kingdom. Its offerings include brand name computing products, IT services and outsourcing of business processes. The Company is organized in the following four operating segments:

•	Single-source provider of IT products and services – North America (“Insight North America”);

•	Direct marketer of IT products and services – United Kingdom (“Insight UK”);

•	Business process outsourcing provider (“Direct Alliance”); and

•	Other: Internet service provider (“PlusNet”).

Insight North America

Insight North America’s net sales in the third quarter of 2003 decreased 16% to $607.4 million, compared to net sales of $723.4 million in the third quarter of 2002, due to decreases in IT spending in an uncertain economic and international environment and a surge in software demand in the third quarter of 2002 due to changes in Microsoft’s licensing programs. “Although net sales are down from prior year, net sales were relatively flat sequentially. Trends were generally consistent with the prior quarter, as we continued to see slight activity increases in the large corporate and public sector customer groups, offset partially by a slight decline in sales to small- to medium-sized business customers,” said Mr. Crown.

Insight North America’s gross profit as a percentage of net sales was 10.9% in the third quarter of 2003 and 10.4% in the third quarter a year ago. “The increase in gross margin over the prior year is due primarily to a change in accounting classification for certain funds received from vendors and an increase in service and leasing revenues, which are at higher gross margins than product sales. These increases are offset partially by decreases in supplier reimbursements and product margins,” said Stanley Laybourne, chief financial officer.

The Company adopted Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor” effective January 1, 2003. As a result of the adoption of this pronouncement, Insight North America recorded approximately $1.8 million of vendor consideration as a reduction to costs of goods sold during the quarter ended September 30, 2003 that prior to the adoption would have been classified as a reduction of selling and administrative expenses. The change in classification resulted in a 0.30% increase in gross margin and a corresponding increase in selling and administrative expenses as a percentage of net sales compared to the prior classification.

For the third quarter of 2003, Insight North America’s selling and administrative expenses were 9.1% of net sales compared to 7.9% in the same quarter in 2002. During the quarter ended September 30, 2003, Insight North America recorded additional depreciation, included in selling and administrative expenses, totaling $1.7 million due to a reduction in the estimated useful life of certain software assets that will no longer be used after the current IT system conversion is completed. Additionally, Insight North America recorded approximately $273,000 in expenses related to stay bonuses for certain employees whose positions will be eliminated after the IT system conversion, a decrease from last quarter as many stay bonuses were paid during the current quarter when the final dates were reached under the stay agreements. “The increase in selling and administrative expenses as a percentage of net sales from the prior year is due primarily to maintaining duplicate support departments until the IT system conversion is completed, the change in classification of vendor consideration, accelerated depreciation on certain software assets, stay bonuses for certain employees recorded in this quarter and increases in training costs associated with the IT system conversion,” said Mr. Laybourne. “However, cost savings associated with headcount reductions last quarter and a higher percentage of capitalized IT salaries associated with the system conversion resulted in a sequential decrease in selling and administrative expenses as a percentage of net sales.”

Insight North America’s earnings from operations decreased 38% to $11.0 million in the third quarter of 2003, compared to earnings from operations of $17.6 million in the third quarter of 2002.

Insight UK

Insight UK’s net sales decreased 6% in the third quarter of 2003 to $95.8 million, compared to net sales of $101.8 million in the third quarter of 2002. Increases in the British pound sterling exchange rates accounted for a $3.6 million increase in net sales in the third quarter of 2003 over the same period last year. Excluding the effect of fluctuations in the exchange rates, net sales were down approximately 9% from the third quarter of 2002 due primarily to a decrease in sales to large corporate customers and a surge in software demand in the third quarter of 2002 due to changes in Microsoft’s licensing

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Insight Q3 2003 Results, Page 3	October 30, 2003

programs. “Insight UK continues to build momentum with its third consecutive quarter of operating profitability. Insight UK’s net sales sequentially increased 6% and earnings from operations sequentially increased 76%,” commented Mr. Crown.

Insight UK’s gross profit as a percentage of net sales was 13.0% in the third quarter of 2003 as compared to 11.4% in the third quarter a year ago. Mr. Laybourne said, “The increase in gross margin over the prior year is due primarily to increases in product margin and a change in accounting classification for certain funds received from vendors. These increases were offset partially by decreases in service sales, which are at higher gross margins than product sales, and supplier reimbursements.”

The Company adopted Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor” effective January 1, 2003. As a result of the adoption of this pronouncement, Insight UK recorded approximately $269,000 of vendor consideration as a reduction to costs of goods sold during the quarter ended September 30, 2003 that, prior to the adoption, would have been classified as a reduction of selling and administrative expenses. The change in classification resulted in a 0.28% increase in gross margin and a corresponding increase in selling and administrative expenses as a percentage of net sales, compared to the prior classification.

For the third quarter of 2003, Insight UK’s selling and administrative expenses were 11.7% of net sales compared to 13.4% in the same quarter in 2002. Mr. Laybourne added, “The decrease in selling and administrative expenses as a percentage of net sales is due primarily to cost saving initiatives taken during the year and lower bad debt expense, offset partially by the change in classification of vendor consideration.”

Insight UK posted earnings from operations in the third quarter of 2003 of $1.2 million, compared to loss from operations of $3.6 million, including $1.5 million in restructuring expenses, in the third quarter of 2002.

Direct Alliance

Direct Alliance posted overall net sales of $19.3 million in the quarter ended September 30, 2003, a 22% decrease compared to $24.8 million in the third quarter of 2002. As stated last quarter, one client program ended, as scheduled, during the second quarter of 2003. This client represented approximately 14% of Direct Alliance’s net sales for the three months ended September 30, 2002. Additionally, net sales decreased due to a reduction in freight services that Direct Alliance provides to its clients and a decrease in pass through product sales. For the three months ended September 30, 2003, Direct Alliance’s largest outsourcing client accounted for approximately 67% of Direct Alliance’s net sales and the top three clients represented 92% of net sales.

Direct Alliance’s gross profit increased $186,000 or 4% to $5.4 million for the third quarter of 2003, compared to $5.2 million for the third quarter of 2002. The increase in gross profit is due primarily to an increase in performance fees, which are at higher gross margin, associated with higher sales generated for client programs. This increase was offset partially by the elimination of sales for the client whose program ended in the second quarter of 2003.

Selling and administrative expenses at Direct Alliance increased 45% to $1.7 million for the third quarter of 2003, compared to $1.2 million for the third quarter of 2002. The increase in selling and administrative expenses was due primarily to the loss of reimbursement of overhead allocation from the client whose program ended in the second quarter of 2003 and the addition of selling and administrative expenses associated with a new reseller program. Selling and administrative expenses as a percentage of net sales were 8.8% in the third quarter of 2003, compared to 4.7% in the third quarter of 2002.

Direct Alliance posted earnings from operations of $3.7 million for the third quarter of 2003, an 8% decrease, compared to earnings from operations of $4.0 million for the third quarter of 2002.

PlusNet

PlusNet’s net sales in the third quarter of 2003 increased 76% to $7.1 million, compared to net sales of $4.0 million in the third quarter of 2002. PlusNet continues to experience a shift in the primary source of its net sales from “dial-up” to broadband Internet access customers. Although broadband Internet access is sold at a lower gross margin percentage, it is providing an increase in net sales and earnings from operations for PlusNet. PlusNet expects broadband Internet access to continue to increase as a percentage of net sales. Additionally, increases in the British pound sterling exchange rates accounted for $267,000 of the increase in net sales over the same period last year.

PlusNet’s gross profit as a percentage of net sales decreased from 46.9% in the third quarter of 2002 to 35.0% in the third quarter of 2003 because broadband Internet access, which is sold at lower gross margins, represented a higher percentage of net sales in the third quarter of 2003.

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Insight Q3 2003 Results, Page 4	October 30, 2003

For the third quarter of 2003, PlusNet’s selling and administrative expenses were 23.2% of net sales compared to 35.7% in the same quarter in 2002. This decrease was due primarily to the increase in net sales.

Earnings from operations increased 85% to $835,000 in the third quarter of 2003, compared to earnings from operations of $451,000 in the third quarter of 2002.

Executive Management Changes

Effective November 1, 2003, Tony Smith, the Company’s current president, will resume his previous role as president of Direct Alliance and Timothy Crown, CEO, will assume the additional role of the Company’s president. In connection with this change, the management structure of the Company has been realigned in order to redeploy the talents of its current executives in a manner that will best accomplish Company-wide goals for 2004 and beyond. Dino Farfante will be promoted to president of Insight Direct Worldwide and will oversee all of Insight North America’s and Insight United Kingdom’s sales, marketing and distribution functions while Stanley Laybourne and Robert Moya will handle the Company’s administrative aspects including finance, human resources, facilities, risk management and legal. As such, Stuart Fenton, Managing Director for Insight UK, will be reporting to Dino Farfante. “Allowing Dino Farfante and Stuart Fenton to coordinate strategic efforts and focus on areas that directly affect the customer will help unify the global Insight brand and help assure that we effectively take advantage of our competitive positioning as IT spending rebounds. Our focus in 2004 will be to educate our customers, sales people and suppliers on our product and services offerings and prove that Insight is truly the single-source solution,” said Mr. Crown.

“I am very proud to say that, over the past 15 years, we have grown from a small catalog-based reseller to a leading multi-billion dollar single-source supplier of IT products and services to businesses in the United States, Canada and the United Kingdom. Over the past 18 months, we have integrated an acquisition that almost doubled our size and propelled us to #506 on Fortune Magazine’s 2003 ‘Fortune 1000’ list,” said Mr. Crown. “We want to enhance our strong management team with the addition of one or more seasoned executives, one of which could include the Company’s president, who can help lead the Company to new levels. Tony Smith played a key role in developing our new strategy and has done a tremendous job of leading the successful acquisition integration and system conversion. I am excited to announce that he will be back as president of Direct Alliance focusing his efforts on business development.”

Conference Call and Webcast

The Company will host a conference call and live webcast today at 5:00 p.m. ET to discuss the quarterly results of operations. A live webcast of the conference call (in listen-only mode) will be available on the Company’s corporate website at www.insight.com. A replay of the webcast will be available on the Company’s corporate website for a limited time.

Forward-Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other statements, projections of matters that affect net sales, gross profit, operating expenses, earnings from operations or net earnings; projections of capital expenditures; projections for growth; hiring plans; plans for future operations, including the execution of acquisition integration plans; financing needs or plans; plans relating to the Company’s products and services; statements of belief; and statements of assumptions underlying any of the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. Some of the important factors that could cause the Company’s actual results to differ materially from those projected in any forward-looking statements include, but are not limited to, the following:

•	risks associated with the Company’s integration and operation of past and future acquired businesses;

•	reduced demand for products and services in the IT industry;

•	current unfavorable economic conditions;

•	changes in supplier reimbursement and buying programs;

•	reliance on information and telephone systems;

•	actions of competitors;

•	the Company’s ability to manage growth successfully;

•	changing methods of distribution;

•	risks associated with international operations;

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q3 2003 Results, Page 5	October 30, 2003

•	reliance on a limited number of outsourcing clients;

•	reliance on suppliers;

•	availability of short-term financing arrangements;

•	changes in state sales tax collection;

•	rapid changes in product standards;

•	dependence on key personnel;

•	recently enacted and proposed changes in securities laws and regulations;

•	results of litigation; and

•	risks that are otherwise described from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the items discussed in “Factors that Could Affect Future Results” set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part 1, Item 2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as filed with the Securities and Exchange Commission.

CONTACTS:	STANLEY LAYBOURNE	KAREN MCGINNIS
	EXECUTIVE VICE PRESIDENT,	SENIOR VICE PRESIDENT-
	CHIEF FINANCIAL OFFICER AND TREASURER	FINANCE
	TEL. 480-350-1142	TEL. 480-333-3074
	EMAIL slaybour@insight.com	EMAIL kmcginni@insight.com

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q3 2003 Results, Page 6	October 30, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net sales	$729,590	$854,003	$2,166,275	$2,119,031
Costs of goods sold	642,838	760,321	1,906,277	1,872,895

Gross profit	86,752	93,682	259,998	246,136
Operating expenses:
Selling and administrative expenses	69,986	73,158	217,270	182,840
Restructuring expenses	—	1,500	3,465	1,500
Reductions in liabilities assumed in previous acquisition	—	—	(2,504)	—
Amortization	—	467	—	778

Earnings from operations	16,766	18,557	41,767	61,018
Non-operating expense, net	813	1,590	3,055	3,605

Earnings before income taxes	15,953	16,967	38,712	57,413
Income tax expense	5,356	6,868	12,919	22,106

Net earnings	$10,597	$10,099	$25,793	$35,307

Earnings per share:
Basic	$0.23	$0.22	$0.56	$0.80

Diluted	$0.22	$0.22	$0.55	$0.78

Shares used in per share calculation:
Basic	46,299	46,062	46,176	44,387

Diluted	47,250	46,235	46,545	45,406

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Insight Q3 2003 Results, Page 7	October 30, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	September 30,	December 31,
	2003	2002

	(unaudited)
ASSETS
Current assets:
Cash	$30,189	$30,930
Accounts receivable, net	376,852	401,173
Inventories, net	78,147	73,387
Inventories not available for sale	10,423	19,808
Deferred income taxes and other current assets	22,081	33,269

Total current assets	517,692	558,567
Property and equipment, net	120,167	120,732
Goodwill, net	98,123	94,110
Other assets	1,558	322

	$737,540	$773,731

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$240,967	$235,772
Accrued expenses and other current liabilities	53,922	46,872
Current portion of long-term debt and capital leases	1,145	3,414
Short-term financing arrangements	10,000	91,178

Total current liabilities	306,034	377,236
Long-term debt and capital leases, less current portion	11,125	13,146
Deferred income taxes	7,647	8,058
Stockholders’ equity:
Preferred stock	—	—
Common stock	465	461
Additional paid-in capital	258,228	252,624
Retained earnings	138,390	112,597
Accumulated other comprehensive income – foreign currency translation adjustment	15,651	9,609

Total stockholders’ equity	412,734	375,291

	$737,540	$773,731

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q3 2003 Results, Page 8	October 30, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	For the Nine Months Ended
	September 30,

	2003	2002

	(unaudited)
Cash flows from operating activities:
Net earnings	$25,793	$35,307
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	22,282	14,197
Provision for losses on accounts receivable	6,426	7,340
Write-down of obsolete, slow-moving and non-salable inventories	7,092	6,725
Tax benefit from stock options exercised	562	5,196
Deferred income taxes	(223)	3,165
Changes in assets and liabilities, net of acquisitions:
Decrease in accounts receivable	21,886	17,374
Increase in inventories	(2,261)	(2,841)
Decrease in other current assets	10,520	2,741
Increase in other assets	(4,056)	(1,334)
Increase (decrease) in accounts payable	1,770	(20,258)
Increase (decrease) in accrued expenses and other current liabilities	5,986	(14,654)

Net cash provided by operating activities	95,777	52,958

Cash flows from investing activities, net of acquisitions:
Purchases of property and equipment	(19,419)	(13,586)
Purchase of Comark, Inc. and Comark Investments, Inc. (collectively, “Comark”)	—	(102,423)

Net cash used in investing activities	(19,419)	(116,009)

Cash flows from financing activities, net of acquisitions:
Net (repayments) borrowings on financing arrangements and lines of credit	(81,183)	24,501
Net repayment of long-term debt and capital leases	(2,026)	(2,943)
Proceeds from sales of common stock through employee stock plans	5,046	28,429

Net cash (used in) provided by financing activities	(78,163)	49,987

Foreign currency impact on cash flow	1,064	443

Decrease in cash	(741)	(12,621)
Cash at beginning of period	30,930	31,868

Cash at end of period	$30,189	$19,247

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q3 2003 Results, Page 9	October 30, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
QUARTERLY SEGMENT OPERATING DATA TABLE
(UNAUDITED)

	Three Months Ended
	September 30,

	2003	2002	% change

Insight North America
Number of account executives	1,208	1,481	(18%)
Direct shipments %	56%	66%	(24	%)**
Average order size	$1,596	$1,629	(2%)
Percent of sales to businesses	100%	99%	54	%*
Percent unassisted web sales	6%	7%	(24	%)*
Product Mix (as a % of product net sales):
Notebooks and PDA’s	15%	14%	(7	%)**
Desktops and servers	17%	15%	(7	%)*
Software	12%	19%	(46	%)*
Storage devices	8%	8%	(23	%)*
Networking and connectivity	10%	11%	(21	%)*
Printers	11%	12%	(25	%)*
Monitors and video	8%	6%	(4	%)*
Memory and processors	5%	4%	(5	%)*
Supplies and accessories	5%	5%	(2	%)*
Miscellaneous	9%	6%	29	%*
Insight UK
Number of account executives	268	295	(9%)
Direct shipments %	50%	47%	12	%**
Average order size	$953	$979	(3%)
Percent of sales to businesses	97%	96%	(7	%)*
Percent unassisted web sales	14%	14%	(1	%)*
Product Mix (as a % of product net sales):
Notebooks and PDA’s	18%	13%	24	%*
Desktops and servers	14%	12%	10	%*
Software	16%	28%	(49	%)*
Storage devices	6%	4%	22	%*
Networking and connectivity	8%	7%	2	%*
Printers	9%	9%	(7	%)*
Monitors and video	9%	7%	30	%*
Memory and processors	3%	3%	(4	%)*
Supplies and accessories	10%	10%	(12	%)*
Miscellaneous	7%	7%	(6	%)*
Direct Alliance
Net sales mix:
Service fees	91%	91%	(22	%)*
Product sales	2%	—%	—	%*
Pass through product sales	7%	9%	(38	%)*
PlusNet
Active broadband internet access customers	34,861	8,845	294%

*	Based on net sales dollars

**	Based on number of direct shipments

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Insight Q3 2003 Results, Page 10	October 30, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
SEGMENT REPORTING INFORMATION
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended September 30, 2003

	Insight			Insight	Direct
	North America	Insight UK	PlusNet	Total	Alliance	Consolidated

Net sales	$607,434	$95,828	$7,063	$710,325	$19,265	$729,590
Costs of goods sold	540,991	83,387	4,594	628,972	13,866	642,838

Gross profit	66,443	12,441	2,469	81,353	5,399	86,752
Operating expenses:
Selling and administrative expenses	55,432	11,225	1,634	68,291	1,695	69,986

Earnings from operations	$11,011	$1,216	$835	$13,062	$3,704	$16,766

Non-operating expense, net						813

Earnings before income taxes						15,953
Income tax expense						5,356

Net earnings						$10,597

Total assets	$760,752	$100,807	$25,910	$887,469	$55,180	$737,540	*

* Consolidated total assets include net intercompany eliminations and corporate assets of $205,109.

	Nine Months Ended September 30, 2003

	Insight			Insight	Direct
	North America	Insight UK	PlusNet	Total	Alliance	Consolidated

Net sales	$1,808,736	$280,957	$19,407	$2,109,100	$57,175	$2,166,275
Costs of goods sold	1,608,294	243,513	12,353	1,864,160	42,117	1,906,277

Gross profit	200,442	37,444	7,054	244,940	15,058	259,998
Operating expenses:
Selling and administrative expenses	173,786	34,471	4,977	213,234	4,036	217,270
Restructuring expenses	2,922	543	—	3,465	—	3,465
Reductions in liabilities assumed in previous acquisition	—	(2,504)	—	(2,504)	—	(2,504)

Earnings from operations	$23,734	$4,934	$2,077	$30,745	$11,022	41,767

Non-operating expense, net						3,055

Earnings before income taxes						38,712
Income tax expense						12,919

Net earnings						$25,793

Total assets	$760,752	$100,807	$25,910	$887,469	$55,180	$737,540	*

* Consolidated total assets include net intercompany eliminations and corporate assets of $205,109.

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q3 2003 Results, Page 11	October 30, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES

SEGMENT REPORTING INFORMATION
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended September 30, 2002

	Insight			Insight	Direct
	North America	Insight UK	PlusNet	Total	Alliance	Consolidated

Net sales	$723,390	$101,809	$4,023	$829,222	$24,781	$854,003
Costs of goods sold	648,418	90,197	2,138	740,753	19,568	760,321

Gross profit	74,972	11,612	1,885	88,469	5,213	93,682
Operating expenses:
Selling and administrative expenses	56,877	13,674	1,434	71,985	1,173	73,158
Restructuring expenses	—	1,500	—	1,500	—	1,500
Amortization	467	—	—	467	—	467

Earnings (loss) from operations	$17,628	$(3,562)	$451	$14,517	$4,040	18,557

Non-operating expense, net						1,590

Earnings before income taxes						16,967
Income tax expense						6,868

Net earnings						$10,099

Total assets	$835,453	$182,227	$22,661	$1,040,341	$47,858	$842,225	*

* Consolidated total assets include net intercompany eliminations and corporate assets of $245,974.

	Nine Months Ended September 30, 2002

	Insight			Insight	Direct
	North America	Insight UK	PlusNet	Total	Alliance	Consolidated

Net sales	$1,737,397	$297,438	$9,876	$2,044,711	$74,320	$2,119,031
Costs of goods sold	1,548,034	261,352	4,789	1,814,175	58,720	1,872,895

Gross profit	189,363	36,086	5,087	230,536	15,600	246,136
Operating expenses:
Selling and administrative expenses	139,388	36,328	3,747	179,463	3,377	182,840
Restructuring expenses	—	1,500	—	1,500	—	1,500
Amortization	778	—	—	778	—	778

Earnings (loss) from operations	$49,197	$(1,742)	$1,340	$48,795	$12,223	61,018

Non-operating expense, net						3,605

Earnings before income taxes						57,413
Income tax expense						22,106

Net earnings						$35,307

Total assets	$835,453	$182,227	$22,661	$1,040,341	$47,858	$842,225	*

* Consolidated total assets include net intercompany eliminations and corporate assets of $245,974.

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958